Exhibit 2.2

CROSS PURCHASE

AGREEMENT

among

PAPERWEIGHT

DEVELOPMENT CORP.

AND

HICKS ACQUISITION COMPANY II, INC.

Dated as of May 16, 2012

EXHIBIT A – TAX RECEIVABLE AGREEMENT

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INDEX OF DEFINED TERMS

Affiliate	10
Agreement	1
Appleton	1
Appleton Class A Voting Units	1
Appleton Class B Exchangeable Units	1
Appleton LLC Agreement	1
Appleton Organizational Documents	5
Base Purchase Agreement	1
Business Combination	10
Business Day	10
Buyer	1
Buyer Certificate of Incorporation	10
Buyer Common Stock	1
Buyer Organizational Documents	6
Buyer SEC Documents	10
Buyer Series A Voting Preferred Stock	2
Buyer Warrants	10
Change of Control	3
Change of Control Value	3
Claims	12
Closing	2
Closing Date	2
Companies	10
Contingency Consideration	2
Contract	5
Cross Purchase Class A Units	1
Cross Purchase Class B Unit	1
DGCL	10
Exchange Act	10
First Closing	1
First Stock Target	2
First Tier Contingency Consideration	2

Founder	1
HSR Act	4
Independent Accountant	3
IPO	10
IPO Shares	10
Laws	4
Lien	10
Material Adverse Effect	10
Nasdaq	2
Newco	1
Organic Dilution Event	4
PDC	1
PDC SEC Documents	11
Person	11
Public Stockholder	11
Public Warrants	11
Redemptions	11
Representatives	11
SEC	11
Second Stock Target	2
Second Tier Contingency Consideration	2
Securities Act	11
Stock Advancement Notice	3
Stock Targets	2
Subsidiaries	11
Subsidiary	11
Tax Receivable Agreement	2
Trading Day	2
Trading Price	2
Transaction Class A Units	1
Trust Account	11
Trust Agreement	11

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CROSS PURCHASE AGREEMENT

This CROSS PURCHASE AGREEMENT is dated as of May 16, 2012 (this “Agreement”) and is among HICKS ACQUISITION COMPANY II, INC., a Delaware corporation (“Buyer”), and PAPERWEIGHT DEVELOPMENT CORP., a Wisconsin corporation (“PDC”).

R E C I T A L S

A. PDC owns all of the issued and outstanding equity interests in Appleton Papers, Inc., a Delaware corporation (“Appleton”).

B. Buyer, PDC, Appleton and HH-HACII, L.P., a Delaware limited partnership (the “Founder”), are party to an Equity Purchase Agreement dated as of the date hereof (the “Base Purchase Agreement”). Capitalized terms used but not otherwise defined herein shall have the meaning assigned to such terms in the Base Purchase Agreement.

C. Prior to the closing of the Base Purchase Agreement (the “First Closing”), Appleton will (i) convert into a Delaware limited liability company, (ii) enter into the limited liability company agreement of Appleton (the “Appleton LLC Agreement”) with PDC and (iii) in accordance with the Appleton LLC Agreement, issue to PDC the sum of (A) 9,632,024 Class B units of Appleton with such terms and conditions as set forth in the Appleton LLC Agreement (the “Appleton Class B Exchangeable Units”) and (B) a number of Appleton Class B Exchangeable Units equal to the number of Cross Purchase Class B Units.

D. Prior to the First Closing, PDC will (i) form a new wholly-owned Delaware corporation (“Newco”) and (ii) contribute to Newco 48,160.12 Appleton Class B Exchangeable Units.

E. At the First Closing, pursuant to the Base Purchase Agreement, Buyer will acquire an aggregate number of Class A units of Appleton with such terms and conditions as set forth in the Appleton LLC Agreement (the “Appleton Class A Voting Units”) equal to the aggregate number of shares of common stock, par value $0.0001 per share, of Buyer (“Buyer Common Stock”) outstanding immediately after giving effect to the Redemptions and Repurchases (the “Transaction Class A Units”) less the number of Cross Purchase Class A Units in exchange for Buyer’s payment at the First Closing to Appleton of an amount in cash equal to the assets in the Trust Account less the sum of (i) amounts used to purchase shares of Buyer Common Stock from Public Stockholders, (ii) amounts payable to Public Stockholders who vote against the transactions contemplated by the Base Purchase Agreement and this Agreement and properly exercise their redemption rights under Section 9.2 and Section 9.3 of Article IX of the Buyer Certificate of Incorporation, and (iii) Buyer’s aggregate costs, fees and expenses incurred in connection with the pursuit or consummation of a Business Combination (including deferred underwriting commissions) and other working capital expenses (the “Closing Acquisition Consideration”).

F. One day after the First Closing, pursuant to this Agreement, PDC will sell to Buyer and Buyer will purchase from PDC (the “Cross purchase”) an aggregate number of Appleton Class B Exchangeable Units equal to a percentage of the Transaction Class A Units, which percentage shall be determined in accordance with Section 1.2(b) by dividing (i) the fair market value of the consideration paid by Buyer in the Cross Purchase (the “Cross Purchase Consideration”) by (ii) the sum of the Cross Purchase Consideration and the Closing Acquisition Consideration (such Units, the “Cross Purchase Class B Units” and such determination, the “Cross Purchase Class B Units Determination”) for the consideration set forth in Section 1.2 and Section 1.3 hereof, which Cross Purchase Class B Units shall immediately be surrendered by Buyer to Appleton for cancellation and, upon its receipt thereof, Appleton will immediately issue to Buyer an identical number of Appleton Class A Voting Units (the “Cross Purchase Class A Units”) in exchange for such cancelled Cross Purchase Class B Units.

G. The board of directors of each of Buyer and PDC has approved this Agreement and has determined that this Agreement and the transactions contemplated hereby are advisable and in the respective best interests of each of Buyer and PDC and their respective stockholders and equityholders.

STATEMENT OF AGREEMENT

In consideration of the mutual terms, conditions and other agreements set forth herein and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned in accordance with Section 6.1, and subject to the satisfaction or waiver of the conditions set forth in ARTICLE V, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place no later than 9:00 a.m. Central time on the first Business Day following the satisfaction or waiver of each of the conditions set forth in ARTICLE V hereof (the “Closing Date”), at the offices of Akin Gump Strauss Hauer & Feld LLP, 1700 Pacific Avenue, Suite 4100, Dallas, Texas 75201, unless another date, time or place is agreed to in writing by the parties hereto.

1.2 Transactions to be Effected at Closing. (a) At the Closing, upon the terms and subject to the conditions of this Agreement, PDC shall sell to Buyer and Buyer shall purchase from PDC the Cross Purchase Class B Units and, in exchange therefor, Buyer shall (a) enter into that certain Tax Receivable Agreement with PDC, in the form attached hereto as Exhibit A (the “Tax Receivable Agreement”), (b) issue to PDC 481,601.2 shares of Series A voting preferred stock of Buyer, par value $0.0001 per share, with such terms and conditions as set forth in the Certificate of Designation (such series, the “Buyer Series A Voting Preferred Stock”) and (c) issue to PDC, to the extent it becomes due and payable in accordance with Section 1.3, the Contingency Consideration (as defined in Section 1.3). Immediately upon receipt of the Cross Purchase Class B Units acquired in accordance with this Section 1.2, Buyer shall surrender such Cross Purchase Class B Units to Appleton for cancellation and, upon its receipt thereof, Appleton shall issue to Buyer the Cross Purchase Class A Units.

(b) Buyer and PDC shall use their commercially reasonable efforts to make the Cross Purchase Class B Units Determination within fifteen (15) days of the date of this Agreement and, lacking such agreement, the matter shall be referred to an independent mutually acceptable valuation firm with experience in valuing similar assets, which firm shall make such determination at least three (3) days prior to the First Closing; provided that any such determination made by such valuation firm shall not value the Cross Purchase Consideration outside the range of values proposed in good faith by the parties.

1.3 Contingency Consideration.

(a) Buyer shall issue to PDC shares of Buyer Common Stock as follows (the “Contingency Consideration”):

(i) One Million (1,000,000) shares of Buyer Common Stock in the event that the Buyer Common Stock has a Trading Price of Twelve Dollars and Fifty Cents ($12.50) or above per share for twenty (20) Trading Days out of thirty (30) consecutive Trading Days on or prior to the fifth anniversary of the Closing (the “First Stock Target”) (and such 1,000,000 shares, the “First Tier Contingency Consideration”); and

(ii) Two Million (2,000,000) shares of Buyer Common Stock in the event that the Buyer Common Stock has a Trading Price of Fifteen Dollars ($15.00) or above per share for twenty (20) Trading Days out of thirty (30) consecutive Trading Days on or prior to the fifth anniversary of the Closing (the “Second Stock Target” and, together with the First Stock Target, the “Stock Targets”) (and such 2,000,000 shares, the “Second Tier Contingency Consideration”).

(b) For purposes of this Section 1.3, (i) “Trading Day” shall mean any day on which the Buyer Common Stock is traded and/or quoted on the Nasdaq Stock Market LLC (the “Nasdaq”) or, if the Nasdaq is not the principal trading market for the Buyer Common Stock, then on the principal securities exchange or securities market on which the Buyer Common Stock is then traded; and (ii) “Trading Price” shall mean

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on any particular Trading Day (A) if the Buyer Common Stock is quoted on the Nasdaq or listed or quoted on another principal trading market, the closing or last reported price of a share of Buyer Common Stock for such Trading Day on such trading market (as reported by Bloomberg L.P. or a similar organization or agency succeeding to its functions of reporting prices), or (B) in the event no trading price is established for the Buyer Common Stock for a Trading Day, the greater of (A) the last price established for the Buyer Common Stock in the most recent preceding Trading Day on which the Buyer Common Stock was traded or (B) the last bid for the Buyer Common Stock in the most recent preceding Trading Day in which the Buyer Common Stock was traded (in each case, as reported by Bloomberg L.P. or a similar organization succeeding to its functions of reporting prices).

(c) In the event any of the Stock Targets set forth in Section 1.3(a) shall have been achieved, PDC shall promptly notify Buyer of such achievement (the “Stock Advancement Notice”). Buyer shall have ten (10) Business Days following its receipt of such notice to accept or dispute its accuracy. Unless Buyer delivers a written objection to PDC on or prior to the expiration of such 10 Business Day period, the Stock Target set forth in such Stock Achievement Notice shall be deemed to have been achieved and will become final and binding in on the parties. If Buyer does object, the written objection must specify the price and/ or dates with which it takes issue. If Buyer objects in accordance with the previous sentence to the Stock Achievement Notice delivered in accordance with this Section 1.3(c), Buyer and PDC shall, during the 30-day period following such objection, negotiate in good faith to reach an agreement. If, upon completion of such 30-day period, Buyer and PDC are unable to reach agreement, they shall promptly thereafter cause an independent accounting firm reasonably acceptable to Buyer and PDC (the “Independent Accountant”) to review this Agreement and the disputed price and/ or dates for the purpose determining whether such stock price target was achieved; provided that Independent Accountant may consider only those items as to which Buyer and PDC have disagreed; provided, further, that the Independent Accountant shall act as an expert and not as an arbitrator. Buyer and PDC shall require the Independent Accountant to deliver to them, as promptly as practicable, its determination of whether such stock price target was achieved. Such determination will be final and binding upon the parties hereto. The fees and expenses charged by the Independent Accountant in its determination of whether such Stock Target was achieved shall be borne by the party who was unsuccessful in such determination.

(d) In the event a “Change of Control” (as defined below) of Buyer occurs in which the Buyer Common Stock is valued in connection with such Change of Control equal to or in excess of Fifteen Dollars ($15.00) per share (the “Change of Control Value”) prior to the earlier of (i) the time when all Contingency Consideration has been delivered to PDC after the achievement of any of the Stock Targets and (ii) the fifth year anniversary of the Closing, the remaining portion of the Contingency Consideration shall immediately vest and PDC shall be entitled to receive such Contingency Consideration; provided that if such Change of Control Value in the event of a Change of Control is equal to or in excess of Twelve Dollars and Fifty Cents ($12.50) per share, then the First Tier Contingency Consideration shall immediately vest and PDC shall be entitled to receive such First Tier Contingency Consideration. For the purposes of this Agreement, a “Change of Control” shall have been deemed to occur with respect to Buyer upon:

(i) the sale, lease, license, distribution, dividend or transfer, in a single transaction or a series of related transactions, of 50% or more of the assets of Buyer and its Subsidiaries taken as a whole;

(ii) a merger, consolidation or other business combination of Buyer (or any Subsidiary or Subsidiaries that alone or together represent all or substantially all of Buyer’s consolidated business at that time) or any successor or other entity holding all or substantially all of the assets of Buyer and its Subsidiaries that results in the stockholders of Buyer (or such Subsidiary or Subsidiaries) or any successor or other entity holding all or substantially all of the assets of Buyer and its Subsidiaries or the surviving entity thereof, as applicable, immediately before the consummation of such transaction or series of related transactions holding, directly or indirectly, less than 50% of the voting power of Buyer (or such Subsidiary or Subsidiaries) or any successor, other entity or surviving entity thereof, as applicable, immediately following the consummation of such transaction or series of related transactions;

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(iii) a transaction or series of related transactions in which a majority of the board of directors or equivalent governing body of Buyer (or any successor or other entity holding all or substantially all of the assets of such Person and its subsidiaries) immediately following or as a proximate cause of such transaction is comprised of persons who were neither members of the board of directors nor nominated by the board of directors or a committee of the board of directors or equivalent governing body of Buyer (or such successor or other entity) immediately prior to such transaction; or

(iv) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) shall obtain beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of the voting stock of Buyer representing more than 50% of the voting power of the capital stock of Buyer entitled to vote for the election of directors of Buyer.

(e) The Contingency Consideration and the Stock Targets shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Buyer Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Buyer Common Stock (each, an “Organic Dilution Event”), occurring on or after the date hereof and prior to the time any such Contingency Consideration is delivered to PDC, if any.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PDC

PDC, for itself and, as of the date hereof, as the sole stockholder of Appleton, represents and warrants to Buyer as follows, except as set forth herein and as disclosed in the PDC SEC Documents:

2.1 Due Organization. PDC is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin.

2.2 Authorization and Validity of Agreement. PDC has all requisite corporate power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder. The execution, delivery and performance by PDC of this Agreement and the consummation by PDC of the transactions contemplated hereby have been duly authorized by the board of directors of PDC, and no other action on the part of PDC is or will be necessary for the execution, delivery and performance by PDC of this Agreement and the consummation by it of the transactions contemplated hereby, except for the PDC Stockholder Approval (as defined in the Base Purchase Agreement) to be obtained in the connection with the Base Purchase Agreement. This Agreement has been duly executed and delivered by PDC and constitutes a legal, valid and binding obligation of PDC, enforceable against PDC in accordance with its terms, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws relating to or affecting creditors’ rights generally and by general equity principles.

2.3 No Conflict. Except as set forth on Schedule 2.3 to the Base Purchase Agreement and except as would not prevent, materially hinder or materially delay the ability of PDC to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, the execution, delivery and performance by PDC of this Agreement and the consummation by it of the transactions contemplated hereby and thereby:

(a) will not violate any provision of applicable laws, rules, regulations, statutes, codes, ordinances or requirements of any Governmental Authority (collectively, “Laws”), order, judgment or decree applicable to PDC;

(b) will not require any consent, authorization or approval of, or filing with or notice to, any Governmental Authority under any provision of Law applicable to PDC, except for the requirements of the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any other applicable antitrust or competition laws outside the United States, and except for any consent, approval, filing or notice requirements which become applicable solely as a result of the specific regulatory status of Buyer or its Affiliates or that Buyer or its Affiliates are otherwise required to obtain;

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(c) will not violate any provision of the certificate of incorporation or bylaws of PDC; and

(d) will not require any consent, approval or notice under, and will not conflict with, or result in the breach or termination of, or constitute a default under, or result in the acceleration of the performance by PDC under, any material indenture, mortgage, deed of trust, lease, license, franchise, contract, agreement, instrument or other understanding (each, a “Contract”) to which PDC is a party or by which it or any of its assets is bound.

2.4 Ownership of Appleton. As of the date hereof, PDC owns all of the issued and outstanding equity interests of Appleton and at the Closing will own (either directly or through its wholly-owned Subsidiary, Newco) all of the issued and outstanding equity interest of Appleton except for those equity interests sold and transferred to Buyer pursuant to the Base Purchase Agreement. Upon the Conversion and Contribution in accordance with the Base Purchase Agreement and as of immediately prior to the First Closing: (i) PDC will own (A) 9,583,863.88 Appleton Class B Exchangeable Units and (B) a number of Appleton Class B Exchangeable Units equal to the number of Cross Purchase Class B Units, in each case free and clear of any Liens, other than any restrictions under the Securities Act, any state “blue sky” securities Laws, the Appleton LLC Agreement, the Base Purchase Agreement or this Agreement; and (ii) Newco, a wholly-owned Subsidiary of PDC, will own 48,160.12 Appleton Class B Exchangeable Units. PDC has no Subsidiaries except for Appleton and PDC Capital Corporation and, prior to the Closing, Newco. At Closing, neither Newco nor PDC Capital Corporation will (i) have any assets (other than the Appleton Class B Exchangeable Units obtained by Newco in connection with the Contribution), material liabilities or obligations of any nature or (ii)  be engaged in any business activities.

2.5 Due Organization of Appleton. Appleton is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is in good standing and duly qualified to do business in each jurisdiction in which the transaction of its business makes such qualification necessary. Appleton has heretofore made available to Buyer true and complete copies of its certificate of incorporation and bylaws as currently in effect (the “Appleton Organizational Documents”). Appleton is not in violation of any of the provisions of the Appleton Organizational Documents.

2.6 Capitalization.

(a) Upon the Conversion and Contribution and as of immediately prior to the Closing:

(i) the issued and outstanding capital of Appleton shall consist of: (A) the sum of (x) 9,583,863.88 Appleton Class B Exchangeable Units and (y) a number of Appleton Class B Exchangeable Units equal to the number of Cross Purchase Class B Units owned by PDC; (B) 48,160.12 Appleton Class B Exchangeable Units owned by Newco; and (C) those Appleton Class A Voting Units issued to Buyer at the First Closing;

(ii) the issued and outstanding Appleton Class A Voting Units and Appleton Class B Exchangeable Units as of immediately prior to the Closing shall have been duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any applicable federal or state securities Laws, purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware Limited Liability Company Act, the Appleton LLC Agreement or any Contract to which Appleton is a party or by which Appleton is bound; and

(iii) except as set forth in this Section 2.7(a), no membership or other equity or voting interest of Appleton, or options, warrants or other rights to acquire any such membership or other equity or voting interest, of Appleton shall be issued and outstanding.

(b) The Appleton Class A Voting Units to be issued to Buyer in accordance with this Agreement will be duly authorized, validly issued, fully paid and non-assessable, not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware Limited Liability Company Act, the Base Purchase Agreement or the Appleton LLC Agreement or any Contract to which Appleton is a party or by which Appleton is bound.

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(c) Upon delivery of the Appleton Class A Voting Units pursuant to this Agreement, Buyer shall have good title to such Units free and clear of any Liens, other than any restrictions under the Securities Act, any state “blue sky” Securities Laws, the Appleton LLC Agreement or this Agreement and other than arising as a result of any Contractual obligations of Buyer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to PDC as follows, except as set forth herein and as disclosed in the Buyer SEC Documents:

3.1 Due Organization and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder. Buyer has heretofore made available to Appleton true and complete copies of its certificate of incorporation and bylaws as currently in effect (the “Buyer Organizational Documents”). Buyer is not in violation of any of the provisions of the Buyer Organizational Documents.

3.2 Authorization and Validity of Agreement. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by the board of directors of Buyer, and no other corporate action on the part of Buyer is or will be necessary for the execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby, except for the Buyer Stockholder Approval (as defined in the Base Purchase Agreement) to be obtained in connection with the Base Purchase Agreement. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws relating to or affecting creditors’ rights generally and by general equity principles.

3.3 No Conflict. Except as set forth on Schedule 4.3 to the Base Purchase Agreement and except for any consent, approval, filing with or notice that would not, if not given or made, or any violation, conflict, breach, termination, default or acceleration which does not, materially impair the ability of Buyer to consummate the transactions contemplated hereby, the execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby:

(a) will not violate any provision of Law, order, judgment or decree applicable to Buyer; and

(b) will not require any consent or approval of, or filing or notice to, any Governmental Authority under any provision of Law applicable to Buyer, except for any applicable requirements of the HSR Act and any other applicable antitrust or competition laws outside the United States and for any applicable requirements of the Securities Act, the Exchange Act and state “blue sky’ securities Laws, and except for any consent, approval, filing or notice requirements which become applicable solely as a result of the specific regulatory status of PDC or the Companies or which PDC, the Companies or any of their respective Affiliates are otherwise required to obtain.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES GENERALLY

4.1 Representations and Warranties of the Parties. Each party hereto represents and warrants to the other that it is the explicit intent of each party hereto that, except for the express representations and warranties contained in ARTICLE II and ARTICLE III, each party and its Affiliates are making no representation or warranty whatsoever, express or implied, including, but not limited to, any implied warranty or representation as to condition, merchantability or suitability as to any of their respective properties or assets. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations provided or addressed to a party are not and shall not be deemed to be or to include representations or warranties of the party providing such information or materials or any of their Affiliates.

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4.2 Survival of Representations and Warranties. The respective representations and warranties made by PDC and Buyer contained in ARTICLE II, ARTICLE III and this ARTICLE IV shall expire and be terminated and extinguished at the Closing and shall not survive the Closing, and no party shall have any liability or obligation in connection with any such representation or warranty following the Closing.

ARTICLE V

CONDITIONS PRECEDENT

5.1 Conditions Precedent to Obligations of Parties. The respective obligations of each of the parties hereto hereunder are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions:

(a) No Injunction. At the Closing Date, there shall be no Law, injunction, restraining order or decree of any nature of any court or Governmental Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement; provided, however, that the parties invoking this condition shall use their best efforts to have such injunction, order or decree vacated or denied.

(b) First Closing. The First Closing shall have occurred.

5.2 Conditions Precedent to Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing Date of each of the following additional conditions, unless waived in writing by Buyer:

(a) Accuracy of Representations and Warranties of PDC. The representations and warranties of PDC contained in ARTICLE II, disregarding all qualifications contained herein relating to materiality or Material Adverse Effect, shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except for such representations and warranties which by their express provisions are made as of an earlier date, in which case they shall be true and correct as of such date), except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect on PDC.

(b) Tax Receivable Agreement. Buyer shall have received the Tax Receivable Agreement, duly executed by PDC.

5.3 Condition Precedent to Obligation of PDC. The obligation of PDC to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing Date of each of the following additional conditions, unless waived in writing by PDC:

(a) Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in ARTICLE III, disregarding all qualifications contained herein relating to materiality or Material Adverse Effect, shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except for such representations and warranties which by their express provisions are made as of an earlier date, in which case they shall be true and correct as of such date), except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect on Buyer.

(b) Tax Receivable Agreement. PDC shall have received the Tax Receivable Agreement, duly executed by Buyer.

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ARTICLE VI

MISCELLANEOUS

6.1 Termination and Abandonment.

(a) General. Without prejudice to other remedies which may be available to the parties by Law or this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(i) by mutual written consent of Buyer and PDC;

(ii) by Buyer or PDC by giving written notice to the other Person if a Law, injunction, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction is issued that prohibits the consummation of the transactions contemplated by this Agreement and such injunction, restraining order or decree is final and non appealable or is not resolved in Buyer’s and PDC’s favor prior to July 17, 2012; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (ii) shall have used its reasonable best efforts to have such Law, injunction, order or decree vacated or denied;

(iii) by either PDC or Buyer by giving written notice to the other Person if the First Closing shall not have occurred by July 14, 2012; provided that the foregoing right to terminate this Agreement under this clause (iii) shall not be available to any Person whose failure or inability to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the First Closing to occur on or before such date; and

(iv) automatically upon the termination of the Base Purchase Agreement.

(b) Procedure Upon Termination. In the event of the termination and abandonment of this Agreement, written notice thereof shall promptly be given to the other parties hereto and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any of the parties hereto; provided, however, that nothing herein shall relieve any party from liability for any intentional or knowing breach of any provision hereof.

(c) Termination Remedies. If this Agreement is terminated, the sole and exclusive remedy of the parties hereto shall be those remedies set forth in Section 9.1 of the Base Purchase Agreement; no additional remedies shall be available to any party pursuant to this Agreement.

(d) Survival of Certain Provisions. The respective obligations of the parties hereto pursuant to this ARTICLE VI shall survive any termination of this Agreement.

6.2 Expenses. Except as otherwise contemplated by the Base Purchase Agreement, (a) Buyer shall bear all costs, fees and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, whether or not the Closing shall have occurred (provided that such costs, fees and expenses may be paid out of the Trust Account) and (b) PDC shall bear all costs, fees and expenses incurred by PDC and the Companies in connection with this Agreement and the transactions contemplated hereby, whether or not the Closing shall have occurred.

6.3 Further Actions. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

6.4 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be given in accordance with Section 9.3 of the Base Purchase Agreement.

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6.5 Entire Agreement. This Agreement (including the Schedules and documents referred to herein) constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

6.6 Non-Survival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Closing, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Closing and (b) the obligations set forth in this ARTICLE VI.

6.7 No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

6.8 Assignability. This Agreement shall not be assigned by any of the parties hereto without the prior written consent of the other parties hereto and any assignment in contravention of the foregoing shall be null and void.

6.9 Amendment and Modification; Waiver. Subject to applicable Law, this Agreement may be amended, modified and supplemented by a written instrument authorized and executed on behalf of Buyer and PDC at any time prior to the Closing Date with respect to any of the terms contained herein. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

6.10 No Recourse. No recourse shall be available to the assets of any Person that is a member, partner, equity holder or Affiliate of Buyer, Appleton or PDC, or any officer, director, agent, employee, shareholder or partner thereof for any obligations of Buyer, Appleton or PDC pursuant to this Agreement.

6.11 Severability. If any provision of this Agreement or the application thereof under certain circumstances is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

6.12 Section Headings. The section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

6.13 Interpretation. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

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6.14 Definitions. As used in this Agreement:

“Affiliate” means, with respect to a specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by agreement or otherwise.

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York, New York are authorized by law or executive order to be closed.

“Buyer Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Buyer as of the date hereof.

“Buyer SEC Documents” means all of Buyer’s reports, documents. statements, schedules and registration statements filed with the SEC under the Securities Act and the Exchange Act, including reports on Form 8-K, Form 10-K and Form 10-Q.

“Buyer Warrants” means warrants to purchase shares of Buyer Common Stock, including the Public Warrants and the warrants held by the Founder.

“Companies” means Appleton and all of the Subsidiaries of Appleton.

“DGCL” means the Delaware General Corporation Law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Business Combination” has the meaning set forth in the Buyer Certificate of Incorporation.

“IPO” means the initial public offering by Buyer of 15,000,000 units, with each unit consisting of one share of Buyer Common Stock and one warrant to purchase one share of Buyer Common Stock, which offering closed on October 14, 2010.

“IPO Shares” means the shares of Buyer Common Stock issued as part of the units offered and sold in the IPO.

“Lien” means any mortgage, pledge, lien, encumbrance, charge or other security interest.

“Material Adverse Effect” means a material adverse effect on the business, operations, assets or financial condition of the Person and its Subsidiaries, taken as a whole, excluding, in each case, any such effect resulting from or arising out of or in connection with: (i) acts of God, calamities, national or international political or social conditions including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, in each case, that do not have a disproportionate effect on the Person and its Subsidiaries, taken as a whole, relative to other Persons in the industry; (ii) economic, industry or market events, occurrences, developments, circumstances or conditions, whether general or regional in nature or limited to any area in which the Person or its Subsidiaries operate, in each case to the extent do not have a disproportionate effect on the Person and its Subsidiaries, taken as a whole, relative to other Persons in the industry; (iii) changes in applicable Laws or accounting standards, principles or interpretations, in each case, that do not have a disproportionate effect on the Person and its Subsidiaries, taken as a whole, relative to other similarly situated Persons in the industry; (iv) changes in commodity prices; or (v) the public announcement or pendency of this Agreement or any of the transactions contemplated herein or any actions taken or not taken in compliance herewith or otherwise at the request or with the consent of Appleton or Buyer, as applicable.

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“PDC SEC Documents” means all of the reports, documents, statements, schedules and registration statements of PDC filed with the SEC under the Securities Act and the Exchange Act, including reports on Form 8-K, Form 10-K and Form 10-Q.

“Person” means an individual, corporation, limited liability company, partnership, association, joint venture, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a Person under Section 13(a)(3) of the Exchange Act.

“Public Stockholder” means each holder of IPO Shares.

“Public Warrants” means the warrants to purchase shares of Buyer Common Stock issued as part of the units offered and sold in the IPO.

“Redemptions” means the redemptions of shares of Buyer Common Stock by holders thereof in exchange for cash from Trust Account in connection with the Buyer Stockholder Meeting in accordance with Section 9.2 and Section 9.3 of Article IX of the Buyer Certificate of Incorporation.

“Representatives” means, with respect to a Person, such Person’s officers, managers, directors, employees, accountants, consultants, legal counsel, financial advisors, agents or other representatives.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” or “Subsidiaries” of PDC, Appleton, Buyer or any other Person means any corporation, partnership, joint venture or other legal entity of which PDC, Buyer or such other Person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Trust Account” means the trust account established by Buyer in connection with the consummation of the IPO and into which Buyer deposited a designated portion of the net proceeds from the IPO and certain other amounts.

“Trust Agreement” means the agreement pursuant to which Buyer has established the Trust Account.

6.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

6.16 Submission to Jurisdiction. Each of the parties hereto: (a) consents to submit itself to the personal jurisdiction of any state or federal court in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court; and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts sitting in the State of Delaware.

6.17 Enforcement. The parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

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6.18 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware.

6.19 No Claim Against Trust Account. PDC, for itself and on behalf of each of the Companies, acknowledges that the Trust Account was established in connection with the IPO and is held for the sole benefit of Buyer’s existing stockholders. PDC, for itself and on behalf of each of the Companies, acknowledges that Buyer and the Founder have made certain assurances to Buyer’s existing stockholders regarding the security of the Trust Account against claims of creditors. PDC, for itself and on behalf of each of the Companies, and each of their respective stockholders, members, Representatives, associates and affiliates hereby waives all rights, title, interest or claim of any kind (“Claims”) in or to any assets in the Trust Account it has or may have in the future, including any and all rights to seek access to the Trust Account, and hereby agrees not to seek recourse, reimbursement, payment or satisfaction against the Trust Account or any funds distributed therefrom for any Claim it may have against Buyer, the Founder or any of their respective Representatives, for any reason whatsoever, including, but not limited to, a breach of this Agreement, the Base Purchase Agreement, any Ancillary Agreement, the Confidentiality Agreement or any other agreement entered into with any of the parties hereto or their affiliates or any negotiations, agreements or understandings with any of the parties hereto (whether in the past, present or future). This waiver is intended and shall be deemed and construed to be irrevocable and absolute on the part of PDC, for itself and on behalf of each of the Companies, and shall be binding on PDC, for itself and on behalf of each of the Companies, and their respective Representatives, associates and affiliates, and its and their respective heirs, successors and assigns, as the case may be. PDC, for itself and on behalf of each of the Companies, acknowledges that it benefits from this Agreement and that Buyer is entering into this Agreement in reliance upon this Section 6.19. In the event that PDC or any of the Companies commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Buyer or the Founder, which proceeding seeks, in whole or in part, relief against the Trust Account or any Public Stockholder, in the case of a Public Stockholder, relating to the transactions contemplated by this Agreement, whether in the form of money damages or injunctive relief, Buyer shall be entitled to recover from PDC the associated legal fees and costs in connection with any such action, in the event Buyer prevails in such action or proceeding.

6.20 Tax Matters. The parties agree and acknowledge that for U.S. federal (and, if applicable, state and local) income tax purposes, the sale of Appleton Class B Exchangeable Units from PDC to Buyer pursuant to this Agreement shall be treated as a purchase by Buyer of equity interests in Appleton from PDC in exchange for the consideration set forth in Sections 1.2 and 1.3 of this Agreement.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

BUYER: HICKS ACQUISITION COMPANY II, INC.

By:	/s/ Christina W. Vest
Name: Christina W. Vest
Title: CEO

PDC: PAPERWEIGHT DEVELOPMENT CORP.

By:	/s/ Jeffrey Fletcher
Name: Jeffrey Fletcher
Title: VP Controller

Signature Page to Cross Purchase Agreement

EXHIBIT A

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (as amended from time to time, this “Agreement”), dated as of                     , 2012, is hereby entered into by and among Hicks Acquisition Company II, Inc., a Delaware corporation (“Parent”), and Paperweight Development Corp., a Wisconsin corporation (and classified as a S corporation for federal income tax purposes pursuant to Section 1361 of the Code) (“PDC”).

RECITALS

WHEREAS, Parent, PDC, and             , a Delaware corporation wholly-owned by PDC (and classified as a corporation taxable under Subchapter C of the Code for federal income tax purposes) (“Newco”) are the current Members of Appleton Papers, LLC, a Delaware limited liability company (the “Company”), treated as a partnership for U.S. federal income Tax purposes, and are subject to the terms of a certain limited amended and restated limited liability company operating agreement of the Company dated                     , 2012 and entered into by and between the Company, Parent, PDC, and Newco, and any persons that become Members of the Company (the “Operating Agreement”);

WHEREAS, the Company was formed as a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §§ 18 101 et seq., as amended from time to time (the “Act”), as a continuation of Appleton Papers Inc., a Delaware corporation (and classified as a qualified subchapter S subsidiary immediately prior to the Conversion for federal income tax purposes pursuant to Section 1361 of the Code) (“Old Appleton”), pursuant to the terms of a certain Plan of Conversion and by the filing of a Certificate of Conversion and Formation (the “Certificate”) with the office of the Secretary of State of Delaware on                     , 2012 (the “Conversion”);

WHEREAS, in connection with the Conversion, the Company issued              Appleton Class B Exchangeable Units (as defined herein) to PDC pursuant to the Company’s initial Limited Liability Company Agreement dated                     , 2012 (the “Original Agreement”);

WHEREAS, immediately after the formation of the Company, PDC contributed              Appleton Class B Exchangeable Units to Newco (collectively with the Conversion such contribution shall be referred to as the “Initial Company Capitalization”);

WHEREAS, as a result of the Initial Company Capitalization, it was the intent of the parties to the Original Agreement that for federal income tax purposes, the Company be formed as a partnership and Newco and PDC treated as making a capital contribution of all the assets of Old Appleton (and the Company assuming all the liabilities of Old Appleton) (the “Initial Contributed Property”) in exchange for the issuance of partnership interests in the Company in a transaction within the purview of Section 721 of the Code.

WHEREAS, the Original Agreement sets forth the initial Carrying Value of the Initial Contributed Property and requires that the Company apply the “remedial method” as such terms is defined by Treasury Regulation Section 1.704-3(d) to the resulting Book-Tax Disparity of the Initial Contributed Property as of the Initial Company Capitalization.

WHEREAS, the Company, Parent and HH-HACII, L.P. (“Parent Sponsor”) entered into that certain Equity Purchase Agreement made and entered into as of May 16, 2012 (as such agreement is amended from time in accordance with its terms, the “Equity Purchase Agreement”);

WHEREAS, PDC and Parent entered into that certain Cross Purchase Agreement made and entered into as of May 16, 2012 (as such agreement is amended from time in accordance with its terms, the “Cross Purchase Agreement”);

WHEREAS, in connection with the closing of the transactions contemplated by the Equity Purchase Agreement on                     , PDC and Newco (as the then Members of the Company) amended and restated the Original Agreement to issue the Appleton Class A Voting Units set forth therein to Parent in exchange for the cash Capital Contribution made by Parent to the Company as consideration for such issuance as set forth in the Equity Purchase Agreement and admitted Parent as the sole member of the Company holding Appleton Class A Voting Units (the “Parent Initial Contribution”);

WHEREAS, the Operating Agreement sets forth the Carrying Value of the Initial Contributed Property as of the Parent Initial Contribution and requires that the Company apply the “remedial method” as such terms is defined by Treasury Regulation Section 1.704-3(d) to the resulting Book-Tax Disparity of the Initial Contributed Property as of the Parent Initial Contribution and confirms that such remedial method shall also be used with respect to the Book-Tax Disparity of the Initial Contributed Property resulting from the Initial Company Capitalization (collectively, the “ICP 704(c) Remedial Elections” and together with the application of Section 704(c) of the Code to the Book-Tax Disparity of the Initial Contributed Property as of the date hereof in all other respects, including by way of Treasury Regulations Section 1.752-7, the “ICP 704(c) Application”).

WHEREAS, in connection with the closing of the transactions contemplated by the Cross Purchase Agreement on                     , the then Members of the Company amended and restated the Original Agreement to reflect the Transfer of              Appleton Class B Exchangeable Units from PDC to Parent (the “Parent Initial Cross-Purchase Units”) in exchange for the consideration (“Cross Purchase Consideration”) pursuant to the Cross Purchase Agreement (the “Parent Initial Cross Purchase”), which Cross Purchase Consideration includes all the rights and obligations of PDC under this Agreement with respect to the Parent Initial Cross Purchase Units (including the right to Tax Benefit Payments in respect of the Basis Adjustments made with respect to the Parent Initial Cross-Purchase Units and disregarding the ICP 704(c) Application in determining Parent’s Realized Tax Benefits) which such Parent Initial Cross-Purchase Units shall immediately be surrendered by Parent to the Company for cancellation, and upon receipt thereof, the Company shall immediately issue to Parent an equal number of Appleton Class A Voting Units;

WHEREAS, as set forth in the Operating Agreement, Appleton Class B Exchangeable Units are exchangeable for Common Stock (as defined herein) of Parent;

WHEREAS, Company, and each of its direct and indirect subsidiaries that are classified as partnerships for U.S. federal income Tax, if any, have and will have in effect an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”) for each Taxable Year in which an Exchange occurs which election is intended generally to result in an adjustment to the Tax basis of Parent’s proportional share of the Applicable Assets by reason of such Exchange and the receipt of payments under this Agreement;

WHEREAS, the ICP 704(c) Application is intended, effectively, to allow Parent to amortize the Parent Initial Contribution for federal income tax purposes through tax deduction allocations with respect to the Book-Tax Disparity of the Initial Contributed Property as of the date hereof and the receipt of payments under this Agreement (“ICP 704(c) TRA Payments”), which payments constitute a portion of the Cross Purchase Payments to be made by Parent to PDC:

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustment and Imputed Interest (in each case, as defined herein) on the actual liability for Taxes of Parent;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined). Capitalized terms not defined herein shall have the meaning given to them in the Operating Agreement as of the date hereof.

“Adjusted Tax Basis” means, with respect to any Applicable Asset at any time, the Tax basis that such Applicable Asset has with respect to Parent, at such time, as a result of the Basis Adjustment with respect to such Applicable Asset.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR plus 100 basis points.

“Agreement” is defined in the Preamble of this Agreement.

“Amended Schedule” is defined in Section 2.6(b) of this Agreement.

“Amended Tax Effect Schedule” is defined in Section 3.1(b) of this Agreement.

“Applicable Assets” mean with respect to each Exchange, any assets owned by the Company and each of its direct and indirect non-corporate subsidiaries at the time of such Exchange (including any assets whose Tax basis is determined in whole or in part, by reference to the adjusted basis of any such assets, or is adjusted as a result of the sale or exchange of such assets).

“Basis Adjustment” means, with respect to each Exchange, the adjustment to the Tax basis of an Applicable Asset under (i) Section 732 of the Code (in situations where, as a result of one or more Exchanges, the Company becomes an entity that is disregarded as separate from its owner for Tax purposes), (ii) Section 1012 of the Code, or Sections 743(b) and 754 of the Code (in situations where, following an Exchange, the Company remains in existence as an entity for Tax purposes), or (iii) under Section 734(b) of the Code and, in each case, comparable sections of state, and local Tax laws. For these purposes in calculating the Basis Adjustment attributable to an Exchange to Parent, Parent’s basis in the Appleton Class B Exchangeable Units transferred in the Exchange shall equal the sum of (i) the Market Value of the Common Stock, cash or other consideration transferred to the Member or other transferee pursuant to the Exchange as payment for the exchanged Class B Exchangeable Units, plus (ii) the amount of payments made under this Agreement with respect to such Exchange (other than payments that are treated for Tax purposes as Imputed Interest) plus (iii) the amount of Company debt allocated to the Appleton Class B Exchangeable Units acquired pursuant to such Exchange. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more Appleton Class B Exchangeable Units shall be determined without regard to any Pre-Exchange Transfer of such Class B Exchangeable Units, and as if any such Pre-Exchange Transfer had not occurred.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Certificate” has the meaning set forth in the Recitals of this Agreement.

“Change of Control” means

(i) a merger, reorganization, consolidation or similar form of business transaction directly involving Parent or indirectly involving Parent through one or more intermediaries unless, immediately following such transaction, more than 50% of the voting power of the then outstanding voting stock or other equities of Parent resulting from consummation of such transaction (including, without limitation, any parent or ultimate parent corporation of such Person that as a result of such transaction owns directly or indirectly Parent and all or substantially all of Parent’s assets) is held by the existing Parent equityholders (determined immediately prior to such transaction); or

(ii) a transaction in which Parent, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to another Person other than an Affiliate; or

(iii) a transaction in which there is an acquisition of control of Parent by a Person or group of Persons. The term “control” shall mean the possession, directly or indirectly, of the power to either (i) vote more than 50% of the securities having ordinary voting power for the election of directors (or comparable positions in the case of partnerships and limited liability companies), or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise (for the avoidance of doubt, consent rights do not constitute control for the purpose of this definition); or

(iv) a transaction in which individuals who constitute the Board of Directors of Parent (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board of Directors of Parent, provided that any person becoming a director subsequent to the effective date of this Agreement, whose election or nomination for election is either (A) contemplated by a written agreement among equityholders of Parent on the effective date of this Agreement or (B) was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of Parent in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of Parent as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to be an Incumbent Director; or

(v) the liquidation or dissolution of Parent.

“Class B Exchangeable Units” means the Appleton Class B Exchangeable Units (as defined in the Operating Agreement) and any equity securities issued or issuable in exchange for, or with respect to, such Appleton Class B Exchangeable Units (i) by way of a dividend, split or combination of equity interest or (ii) in connection with a reclassification, recapitalization, merger, consolidation or other reorganization.

“Change in Tax Law” shall have the meaning set forth in Section 7.13 of this Agreement.

“Code” has the meaning set forth in the Recitals of this Agreement.

“Common Stock” means the common stock of Parent, par value $.0001 per share, and any equity securities issued or issuable in exchange for, or with respect to, such Common Stock (i) by way of a dividend, split or combination of equity interest or (ii) in connection with a reclassification, recapitalization, merger, consolidation or other reorganization.

“Company” has the meaning set forth in the Recitals of this Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Conversion” has the meaning set forth in the Recitals of this Agreement.

“Cross Purchase Agreement” has the meaning set forth in the Recitals of this Agreement.

“Default Rate” means LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state, and local Tax law, as applicable, or any other event (including the execution of a Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Notice” is defined in Section 4.2 of this Agreement.

“Early Termination Payment” is defined in Section 4.3(b) of this Agreement.

“Early Termination Rate” means the lesser of (i) 6.5% and (ii) LIBOR plus 100 basis points.

“Early Termination Schedule” is defined in Section 4.2 of this Agreement.

“Equity Purchase Agreement” has the meaning set forth in the Recitals of this Agreement.

“Exchange” means, collectively, the Parent Initial Cross Purchase, and any other acquisition by Parent of Appleton Class B Exchangeable Units including by means of an exchange of Appleton Class B Exchangeable Units for Common Stock, as well as the acquisition by the Company of Appleton Class B Exchangeable Units from PDC or Newco for cash or Common Stock to the extent permitted by the Operating Agreement.

“Exchange Agreement” means the Exchange and Support Agreement among Parent, the Company, and each of the Members or other Persons party thereto, dated on or about the date hereof as it may be amended or supplemented from time to time in accordance with its terms.

“Exchange Basis Schedule” is defined in Section 2.2 of this Agreement.

“Exchange Date” means the time of any Exchange.

“Exchange Payment” is defined in Section 5.1.

“Expert” is defined in Section 7.9 of this Agreement.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of Parent using the same methods, elections, conventions and similar practices used on the relevant Tax Return, but using the Original Tax Basis instead of the Adjusted Tax Basis and excluding any deduction attributable to the Imputed Interest and disregarding all aspects of the ICP 704(c) Application in such calculation. If all or a portion of the liability for Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of such Taxable Year, such liability shall not be included in determining the Hypothetical Tax Liability unless and until there has been a Determination.

“Imputed Interest” shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state, and local Tax law with respect to Parent’s payment obligations under this Agreement.

“Initial Company Capitalization” has the meaning set forth in the Recitals of this Agreement.

“Initial Contributed Property” has the meaning set forth in the Recitals of this Agreement.

“Interest Amount” is defined in Section 3.1(b) of this Agreement.

“ICP 704(c) Application” has the meaning set forth in the Recitals of this Agreement.

“ICP 704(c) Remedial Allocation” has the meaning set forth in the Recitals of this Agreement.

“Liquidity Exchange” means the Exchange of any Liquidity Units and/or Substituted Units (as defined under the Business Combination Agreement) or any equity securities issued or issuable in exchange for, or with respect to, such Liquidity Units and/or Substituted Units (i) by way of a dividend, split or combination of equity interest or (ii) in connection with a reclassification, recapitalization, merger, consolidation or other reorganization.

“Market Value” shall mean the closing price of the Common Stock on the applicable Exchange Date on the national securities exchange or interdealer quotation system on which such Common Stock are then traded or listed, as reported by the Wall Street Journal; provided that if the closing price is not reported by the Wall Street Journal for the applicable Exchange Date, then the Market Value shall mean the closing price of the Common Stock on the Business Day immediately preceding such Exchange Date on the national securities exchange or interdealer quotation system on which such Common Stock are then traded or listed, as reported by the Wall Street Journal; provided further, that if the Common Stock are not then listed on a National Securities Exchange or Interdealer Quotation System, “Market Value” shall mean the fair market value of the Common Stock, as determined by the Board of Directors of Parent in good faith.

“Material Objection Notice” has the meaning set forth in Section 4.2.

“Member” has the meaning set forth in the Operating Agreement as of the date hereof.

“Net Tax Benefit” has the meaning set forth in Section 3.1 (b).

“Newco” has the meaning set forth in the recitals.

“Old Appleton” has the meaning set forth in the Recitals of this Agreement.

“Operating Agreement” has the meaning set forth in the Recitals of this Agreement.

“Original Agreement” has the meaning set forth in the Recitals of this Agreement.

“Original Tax Basis” means, with respect to any Applicable Asset at any time, the Tax basis that such Applicable Asset would have had with respect to Parent at such time determined as if (i) the Company remains in existence as an entity for Tax purposes, and (ii) the Company did not make the election provided by Section 754 of the Code.

“Objection Notice” has the meaning set forth in Section 2.4(a).

“Parent” has the meaning set forth in the Recitals of this Agreement.

“Parent Initial Contribution” has the meaning set forth in the Recitals of this Agreement.

“Parent Initial Cross Purchase” has the meaning set forth in the Recitals of this Agreement.

“Parent Sponsor” has the meaning set forth in the Recitals of this Agreement.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” shall be construed broadly and includes any individual, corporation, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“PDC” has the meaning set forth in the Recitals of this Agreement.

“PDC ESOP” means to Appleton Papers Retirement Savings and Employee Stock Ownership Plan.

“PDC ESOP Beneficiaries” mean the participants in the PDC ESOP.

“Pre-Exchange Transfer” means any transfer (including upon the death of a Member) of one or more Appleton Class B Exchangeable Units (i) that occurs prior to an Exchange of such Class B Exchangeable Units, and (ii) to which Section 743(b) of the Code applies.

“Qualified Tax Advisor” means Morgan Lewis, PricewaterhouseCoopers, or any other law or accounting firm that is nationally recognized as being an expert in Tax matters and that is reasonably acceptable to Parent.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the actual liability for Taxes of Parent for such Taxable Year. If all or a portion of the actual liability for Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the actual liability for Taxes of Parent for such Taxable Year over the Hypothetical Tax Liability . If all or a portion of the actual liability for Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority for the Taxable Year, such liability shall not be included in determining the Realized fax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.9 of this Agreement.

“Reconciliation Procedures” has the meaning set forth in Section 2.4(a) of this Agreement.

“Schedule” means any Exchange Basis Schedule, Tax Effect Schedule and the Early Termination Schedule.

“Sharing Percentage” means 85%.

“Tax Benefit Payment” is defined in Section 3.1(b) of this Agreement.

“Tax Effect Schedule” is defined in Section 2.3 of this Agreement.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year as defined in Section 441 (b) of the Code or comparable section of state, or local Tax law, as applicable, (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made) ending on or after an Exchange Date in which there is a Basis Adjustment due to an Exchange.

“Tax” or “Taxes” means any and all U.S. federal, state, local and foreign taxes, assessments or similar charges that are based on or measured with respect to net income or profits, whether as an exclusive or alternate basis, and any interest related to such tax.

“Taxing Authority” shall mean any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any Taxing Authority or any other authority exercising Tax regulatory authority.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that (1) in each Taxable Year ending on or after such Early Termination Date, Parent will have taxable income sufficient to fully utilize the deductions arising from the Basis Adjustment, the ICP 704(c) Application, and the Imputed Interest during such Taxable Year, (2) the maximum federal, state, and local income Tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date (assuming the Company were a corporation, taking into account the deductibility of state and local income taxes and credits for non-U.S. taxes paid), (3) any loss carryovers or carry-back generated by the Basis Adjustment, the ICP 704(c) Application, or the Imputed Interest and available as of the date of the Early Termination Schedule will be utilized by Parent on a pro rata basis from the date of the Early Termination Schedule through the scheduled expiration date of such loss carryovers or carry-backs, (4) if an Early Termination is effected prior to an Exchange of all Appleton Class B Exchangeable Units and an Early Termination Payment is being paid pursuant to Section 4.3(a), (i) the Basis Adjustment shall be calculated as if the Exchange of any remaining Appleton Class B Exchangeable Units occurred on the Early Termination Date, and (ii) realized Tax Benefit with respect to the ICP 704(c) Application shall be calculated as if all deductions, loss, gain, and income with respect to the ICP 704(c) Application and the Initial Contributed Property for the federal income tax (and, where applicable, state and local income tax) recovery period of such Initial Contributed Property remaining as of the Early Termination Date that would have been allocated to Parent over such recovery period if the ownership of the Company remained as it was immediately prior to the Early Termination were so allocated to Parent over such recovery period.

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT

2.1 Basis Adjustment. The Parent and PDC acknowledge that as a result of an Exchange (unless otherwise required by applicable law) Parent’s proportional share of the Company’s Tax basis in any Applicable Assets shall be increased by the excess, if any, of the Adjusted Tax Basis over the Original Tax Basis.

2.2 Exchange Basis Schedule. Within ninety (90) calendar days after the filing of the U.S. federal income Tax Return of Parent for each Taxable Year in which any Exchange has been effected, Parent shall deliver to PDC a schedule (the “Exchange Basis Schedule”) showing (i) the Original Tax Basis of the Applicable Assets as of each applicable Exchange Date, (ii) the Basis Adjustment with respect to the Applicable Assets as a result of the Exchanges effected in such Taxable Year, calculated in the aggregate, (iii) the Adjusted Tax Basis of the Applicable Assets as of each applicable Exchange Date, (iv) the period or periods, if any, over which the Applicable Assets are amortizable and/or depreciable, (v) the period or periods, if any, over which each Basis Adjustment is amortizable and/or depreciable.

2.3 Tax Deductions Attributable to the ICP 704(c) Application. The Parent and PDC acknowledge that as a result of the ICP 704(c) Application, Parent’s allocable share of amortization and depreciation deductions for federal income tax purposes (and state and local, income tax purposes, where applicable, whether through federal income tax conformity rules or under any comparable sections of state, and local Tax laws) as a Member of the Company and in respect of the Initial Contributed Property shall be increased from that which would be allocated to Parent without the ICP 704(c) Application.

2.4 ICP 704(c) Schedule. Within ninety (90) calendar days after the filing of the U.S. federal income Tax Return of Parent for each Taxable Year in which the ICP 704(c) Application continues to be effective with respect to the Initial Contributed Property, Parent shall deliver to PDC a detailed schedule (the “ICP 704(c) Schedule”) setting forth the application of Section 704(c) to the Initial Contributed Property and the Members for such Taxable Year as well as all prior Taxable Years.

2.5 Tax Effect Schedule. Within ninety (90) calendar days after the filing of the U.S. federal income Tax Return of Parent for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, Parent shall provide to PDC a schedule showing the calculation of the Realized Tax Benefit or Realized Tax Detriment and Tax Benefit Payment (if any) for such Taxable Year (a “Tax Effect Schedule”). The Schedule will become final as provided in Section 2.4(a) and may be amended as provided in Section 2.4(b) (subject to the procedures set forth in Section 2.4(b)).

2.6 Procedures, Amendments.

(a) Procedure. Every time Parent delivers to PDC an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.4(b), but excluding any Early Termination Schedule or amended Early Termination Schedule, Parent shall also (x) deliver to PDC schedules and work papers providing reasonable detail regarding the preparation of the Schedule and (y) allow PDC reasonable access at no cost to the appropriate representatives at Parent in connection with the review of such Schedule. The applicable Schedule shall become final and binding on all parties unless PDC, within thirty (30) calendar days after receiving an Exchange Basis Schedule or amendment thereto or thirty (30) calendar days after receiving a Tax Effect Schedule or amendment thereto, provides Parent with notice of a material objection to such Schedule (“Objection Notice”) made in good faith; provided, for the sake of clarity, only Members shall have the right to object to any Schedule or Amended Schedule pursuant to this Section 2.4. If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days of receipt by Parent of an Objection Notice, Parent and PDC shall employ the reconciliation procedures as described in Section 7.9 of this Agreement (the “Reconciliation Procedures”). For the avoidance of doubt, it being understood, that for purposes of this Section 2.4(a), an Amended Schedule (as defined herein) shall not include an amendment made to comply with the Expert’s determination under the Reconciliation Procedures.

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by Parent (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to PDC, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carry-back or carry-forward of a loss or other Tax item to such Taxable Year, (v) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Parent’s Tax Return filed for such Taxable Year, or (vi) to adjust the Exchange Basis Schedule to take into account payments made pursuant to this Agreement (such Schedule, an “Amended Schedule”).

ARTICLE III

TAX BENEFIT PAYMENTS

3.1 Payments.

(a) Payments. With respect to any Taxable Year, within five (5) calendar days of a Tax Effect Schedule becoming final in accordance with Section 2.5(a), Parent shall pay to PDC for such Taxable Year, their respective shares (calculated in accordance with Section 3.3) of the Tax Benefit Payment determined pursuant to Section 3.1(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to a bank account of PDC previously designated PDC or as otherwise agreed by Parent and PDC. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated Tax payments, including, without limitation, federal income Tax estimated payments.

(b) A “Tax Benefit Payment” means an amount, not less than zero, equal to the sum of the Net Tax Benefit and Interest Amount (if any) resulting from (i) each Exchange and (ii) the ICP 704(c) Application, in all cases multiplied by the Sharing Percentage. The “Net Tax Benefit” shall equal: (1) Parent’s Realized Tax Benefit, if any, for a Taxable Year plus (2) the amount of the excess Realized Tax Benefit reflected on an Amended Tax Effect Schedule for a previous Taxable Year over the Realized Tax Benefit (or Realized Tax Detriment (expressed as a negative number)) reflected on the Tax Effect Schedule for such previous Taxable Year, minus (3) an amount equal to Parent’s Realized Tax Detriment (if any) for the current or any previous Taxable Year, minus (4) the amount of the excess Realized Tax Benefit reflected on a Tax Effect Schedule for a previous Taxable Year over the Realized Tax Benefit (or Realized Tax Detriment (expressed as a negative number)) reflected on the Amended Tax Effect Schedule for such previous Taxable Year;

provided, however, that to the extent of the amounts described in clauses (2), (3) and (4) that were taken into account in determining any Tax Benefit Payment in a preceding Taxable Year, such amounts shall not be taken into account in determining a Tax Benefit Payment in any other Taxable Year; provided, further, that PDC shall not be required to return any portion of any previously made Tax Benefit Payment. The “Interest Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing Parent’s Tax Return with respect to Taxes for such Taxable Year until the Payment Date. Notwithstanding the foregoing, for each Taxable Year ending on or after the date of a Change of Control, all Tax Benefit Payments, whether paid with respect to Appleton Class B Exchangeable Units that were exchanged (i) prior to the date of such Change of Control or (ii) on or after the date of such Change of Control, shall be calculated by utilizing Valuation Assumptions (1), (3), and (4), substituting in each case the terms “the closing date of a Change of Control” for an “Early Termination Date”.

3.2 No Duplicative Payments. It is intended that the above provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement provide that Parent’s Realized Tax Benefit multiplied by the Sharing Percentage and Interest Amount is paid to the Members pursuant to this Agreement. The provisions of this Agreement shall be construed in the appropriate manner as such intentions are realized.

ARTICLE IV

TERMINATION

4.1 Early Termination and Breach of Agreement.

(a) Parent may terminate this Agreement with respect to all of the Appleton Class B Exchangeable Units held (or previously held and exchanged) by all Members at any time by paying to PDC the Early Termination Payment; provided, however, that this Agreement shall only terminate upon the receipt of the Early Termination Payment by PDC, and provided, further, that Parent may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment by Parent, Parent shall not have any further payment obligations under this Agreement in respect of PDC, other than for any (a) Tax Benefit Payment agreed to by Parent and PDC as due and payable but unpaid as of the Early Termination Notice and (b) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (b) is included in the Early Termination Payment). If an Exchange occurs after Parent exercises its termination rights under this Section 4.1(a), Parent shall have no obligations under this Agreement with respect to such Exchange.

(b) In the event that Parent breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of a breach, (2) any Tax Benefit Payment agreed to by Parent and PDC as due and payable but unpaid as of the date of a breach, and (3) any Tax Benefit Payment due for the Taxable Year ending with or including the date of a breach. Notwithstanding the foregoing, in the event that Parent breaches this Agreement, PDC shall be entitled to elect to receive the amounts set forth in (1), (2) and (3), above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within three months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three months of the date such payment is due.

(c) In the event all Appleton Class B Exchangeable Units have been Exchanged and the Tax Benefit Payment paid for the most recent Taxable Year is less than $250,000, PDC may terminate this Agreement and Parent shall pay the Early Termination Payment; provided, however, that this Agreement shall only terminate upon the receipt of the Early Termination Payment by PDC, and provided, further, that PDC may withdraw any notice to execute its termination rights under this Section 4.1(c) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment by Parent, Parent shall not have any further payment obligations under this Agreement in respect of PDC, other than for any (a) Tax Benefit Payment agreed to by Parent and PDC as due and payable but unpaid as of the Early Termination Notice and (b) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (b) is included in the Early Termination Payment).

(d) The undersigned parties agree that the aggregate value of the Tax Benefit Payments cannot be ascertained with any reasonable certainty for U.S. federal income Tax purposes.

4.2 Early Termination Notice. If Parent chooses to exercise its right of early termination under Section 4,1 above, Parent shall deliver to PDC notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying Parent’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment. The applicable Early Termination Schedule shall become final and binding on all parties unless PDC, within thirty (30) calendar days after receiving the Early Termination Schedule thereto provides Parent with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”). If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by Parent of the Material Objection Notice, Parent and PDC shall employ the Reconciliation Procedures as described in Section 7.9 of this Agreement. For the avoidance of doubt, it being understood, that for purposes of this Section 4.2, an Amended Schedule shall not include an amendment made to comply with the Expert’s determination under the Reconciliation Procedures.

4.3 Payment upon Early Termination.

(a) Within three calendar days after agreement between PDC and Parent of the Early Termination Schedule, Parent shall pay to PDC an amount equal to the Early Termination Payment. Such payment shall be made by wire transfer of immediately available funds to a bank account designated by PDC or as otherwise agreed by Parent and PDC.

(b) The “Early Termination Payment” as of the date of the delivery of an Early Termination Schedule shall equal with respect to PDC the present value, discounted at the Early Termination Rate as of such date, of all Tax Benefit Payments that would be required to be paid by Parent to PDC beginning from the Early Termination Date assuming the Valuation Assumptions are applied.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

5.1 Late Payments by Parent. The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment required to be made by Parent to PDC under this Agreement (a “TRA Payment”) not made to PDC when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such TRA Payment was due and payable.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

6.1 Participation in Parent’s Tax Matters. Except as otherwise provided herein and in the Operating Agreement (including Section 7.4(b) of the Operating Agreement), Parent shall have full responsibility for, and sole discretion over, all Tax matters concerning Parent and the Company, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, Parent shall notify PDC of, and keep PDC reasonably informed with respect to the portion of any audit of Parent and the Company by a Taxing Authority the outcome of which is reasonably expected to affect PDC’s rights and obligations under this Agreement, and shall provide to PDC reasonable opportunity to provide information and other input to Parent, the Company and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that Parent shall not be required to take any action that is inconsistent with any provision of the Operating Agreement.

6.2 Consistency. Parent and PDC agree to report and cause to be reported for all purposes, including federal, state, and local Tax purposes and financial reporting purposes, all Tax-related items (including without limitation the Basis Adjustment and each Tax Benefit Payment) in a manner consistent with that specified by Parent in any Schedule required to be provided by or on behalf of Parent under this Agreement. The parties hereto also hereby acknowledge and agree with the capital, tax, Agreement, and other treatment of the transactions and other matters set forth in the recitals to this Agreement and shall prepare all books, records, and filings in a manner consistent with such treatment.

6.3 Cooperation. PDC shall (a) furnish to Parent in a timely manner such information, documents and other materials as Parent may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to Parent and its representatives to provide explanations of documents and materials and such other information as Parent or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and Parent shall reimburse PDC for any reasonable third-party costs and expenses incurred pursuant to this Section 6.3.

ARTICLE VII

MISCELLANEOUS

7.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile upon confirmation of transmission by the sender’s fax machine if sent on a Business Day (or otherwise on the next Business Day) or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Parent, to:

c/o Hicks Acquisition Company II, Inc.

100 Crescent Court, Suite 1200

Dallas, Texas 75201

Attn: Lori K. McCutcheon

Fax: (214) 615-2242

with a copy to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP

1700 Pacific Avenue, Suite 4100

Dallas, Texas 75201

Attn: James A. Deeken

Fax: (214) 969-4343

If to PDC, to:

825 East Wisconsin Ave

P.O. Box 359

Appleton, WI 54912-0359

Attn: Tami L. Van Straten

Fax: (920) 941-8852

with a copy to (which shall not constitute notice):

DLA Piper LLP (US)

203 North LaSalle Street

Suite 1900

Chicago, IL 60601-1293

Attn: Neal Aizenstein

Fax: (312) 251-2870

Morgan Lewis

1701 Market Street

Philadelphia, PA 19103

Attn: Paul Gordon

Fax: (215) 963-5001

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

7.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, excluding any conflict of law rule or principle that might refer the governance or construction of this agreement to the Law of another jurisdiction.

7.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

7.6 Successors; Assignment; Amendments; Waivers.

(a) Neither Parent nor PDC may assign this Agreement to any Person without the prior written consent of the other party except as provided in this Section 7.6(a).

(i) To the extent Appleton Class B Exchangeable Units are effectively transferred in accordance with the terms of the Operating Agreement and any other agreements PDC may have entered into with Parent, and PDC may assign to the transferee of such Appleton Class B Exchangeable Units its rights under this Agreement with respect to such transferred Class B Exchangeable Units, as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to Parent, agreeing to become bound as PDC for all purposes of this Agreement, except as otherwise provided in such joinder, and that, once an Exchange has occurred, any and all payments that may become payable to PDC pursuant to this Agreement with respect to such Exchange may be assigned to any Person or Persons, as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to Parent, agreeing to be bound by all provisions of this Agreement with respect to such transfer.

(ii) PDC may, without the consent of Parent, assign all or any portion of its rights under this Agreement to the PDC ESOP, the PDC ESOP Beneficiaries, or any trust or other entity owned by the PDC ESOP and/or the PDC ESOP Beneficiaries provided that such transferee(s) have executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to Parent, agreeing to become bound as PDC for all purposes of this Agreement, except as otherwise provided in such joinder, and that, once such a transfer has occurred, any and all payments that may become payable to PDC pursuant to this Agreement with respect to such transfer may be assigned to any Person or Persons, as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to Parent, agreeing to be bound by all provisions of this Agreement with respect to such transfer.

(b) No provision of this Agreement may be amended unless such amendment is approved in writing by Parent and by PDC. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(c) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Parent shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Parent, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Parent would be required to perform if no such succession had taken place.

7.7 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

7.8 Resolution of Disputes.

(a) PDC and Parent shall attempt in good faith to resolve any controversy, dispute or claim (other than a Reconciliation Dispute, which shall be governed by Section 7.9), including any ancillary claims of any party, arising out of or relating to this Agreement or the interpretation, breach, performance, non-performance, termination, enforceability or validity hereof (collectively, a “Dispute”) promptly by negotiation between PDC and officers or employees of Parent who have authority to settle the Dispute. PDC may give the Company a written notice (a “Dispute Notice”) setting forth with reasonable specificity the nature of the Dispute and the identity of such first party’s representatives who shall attend and participate in the meeting at which such parties shall attempt to settle the Dispute. Following the receipt of a Dispute Notice, the representatives of PDC and Parent shall meet as soon as is practicable at a mutually acceptable time and place to negotiate in good faith a settlement of the Dispute, and shall meet thereafter as they reasonably deem necessary. To the fullest extent permitted by law, all negotiations pursuant to this Section 7.8 shall be confidential and shall be treated as compromise and settlement negotiations. To the fullest extent permitted by law, nothing said or disclosed, nor any document produced, in the course of such negotiations which is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration or litigation.

(b) If a Dispute has not been resolved within thirty days after the receipt of a Dispute Notice through negotiation as provided in this Section 7.8, then the Dispute shall be finally settled by arbitration in accordance the Commercial Arbitration Rules (the “AAA Rules”) of the American Arbitration Association (“AAA”) and such right to arbitration as set forth herein shall be the exclusive remedy for the resolution of disputes arising hereunder. Any award rendered by the arbitrators shall be final and binding upon PDC and Parent, and judgment upon such award may be entered in accordance with applicable Law in any court having jurisdiction. In all events, the arbitration provisions in this Agreement shall govern over any conflicting rules that may now or hereafter be contained in the AAA Rules. The arbitration shall be held in the City of New York, unless the parties to such arbitration mutually agree to have such arbitration held elsewhere; provided, however, that nothing contained in this Section 7.8 shall be construed to limit or preclude PDC or the from bringing any action in the Court of Chancery of the State of Delaware for injunctive or other provisional relief to prevent immediate and irreparable harm or to bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award. In the event such an action does not fall within the scope of subject matter jurisdiction of Court of Chancery of the State of Delaware, such an action may be brought in the Supreme Court of the State of New York, New York County. The Company and the Members agree to submit to the exclusive personal jurisdiction of the courts referenced in the preceding sentence in the event that an action is commenced pursuant to the preceding sentence and agree that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate,.

(c) Any arbitration proceeding commenced pursuant to this Section 7.8 shall be conducted before three arbitrators, at least one of whom shall be an attorney experienced in corporate transactions. The arbitrators shall be chosen in accordance with the AAA Rules. Notwithstanding the preceding sentence, to the extent that any Dispute hereunder involves Parent or the Company, on the one hand, and one or more Members other than Parent, on the other hand, one arbitrator shall be chosen by Parent, one arbitrator shall be chosen by the Members other than Parent, and the third arbitrator shall be chosen by the other two arbitrators, or, if they should fail to agree on the third arbitrator, by the AAA. Each party shall be entitled to reasonable discovery rights, and issues as to discovery shall be determined by the arbitral panel applying the Laws of the State of Delaware as more fully provided in Section 7.8(d) and Section 7.4. The decision of a majority of the arbitrators shall be the decision of the arbitrators.

(d) This Section 7.8 shall be construed to the maximum extent possible to comply with the laws of the State of Delaware, including the Uniform Arbitration Act (10 Del. C. § 5701 et seq.) (the “Delaware Arbitration Act”). If, nevertheless, it shall be determined by a court of competent jurisdiction that any provision or wording of this Section 7.8, including any AAA Rules, shall be invalid or unenforceable under the Delaware Arbitration Act or other applicable law, such invalidity shall not invalidate all of this Section 7.8. In that case, this Section 7.8 shall be construed so as to limit any term or provision so as to make it valid or enforceable within the requirements of the Delaware Arbitration Act or other applicable law, and, in the event such term or provision cannot be so limited, This Section 7.8 shall be construed to omit such invalid or unenforceable provision.

(e) Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

7.9 Reconciliation. In the event that Parent and PDC are unable to resolve a disagreement with respect to the matters governed by Sections 2.4, and 4.2 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner in a nationally recognized accounting firm or law firm. If the parties are unable to agree on an Expert within fifteen (15) days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Exchange Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Effect Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement is due or any Tax Return reflecting the subject of a disagreement is due, such payment shall be made on the date prescribed by this Agreement and such Tax Return may be filed as prepared by Parent, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by Parent. Parent and PDC shall bear their own costs and expenses of such proceeding, unless PDC has a prevailing position that is more than 10% of the payment at issue, in which case Parent shall reimburse PDC for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on Parent and PDC and may be entered and enforced in any court having jurisdiction.

7.10 Withholding. Parent shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, or local Tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to PDC.

7.11 Affiliated Corporations; Admission of Parent into a Consolidated Group; Transfers of Corporate Assets.

(a) If Parent is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state, or local law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If any Person the income of which is included in the income of Parent’s affiliated or consolidated group transfers one or more assets to a corporation with which such entity does not file a consolidated Tax return pursuant to Section 1501 of the Code, for purposes of calculating the amount of any Tax Benefit Payment(e.g., calculating the gross income of Parent’s affiliated or consolidated group and determining the Realized Tax Benefit) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be equal to the fair market value of the contributed asset, plus (i) the amount of debt to which such asset is subject, in the case of a contribution of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a contribution of a partner interest.

(c) Prior to agreeing to engage in any business combination, sale or purchase of assets, reorganization or similar transaction outside the ordinary course of its business which would not constitute a Change of Control for purposes of this Agreement and which could adversely affect the expected value of the benefits payable to PDC under this Agreement, Parent shall obtain the consent of PDC, such consent not to be unreasonably withheld, it being understood that such consent may be conditioned upon Parent’s agreement to make a make-whole payment or payments to PDC at the time of such transaction or thereafter to compensate for such reduction in benefits.

7.12 Confidentiality. Each Member and its assignees acknowledges and agrees that the information of Parent is confidential and, except in the course of performing any duties as necessary for Parent and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, shall keep and retain in the strictest confidence and not to disclose to any Person all confidential matters, acquired pursuant to this Agreement, of Parent or the Members. This clause 7.12 shall not apply to (i) any information that has been made publicly available by Parent or any of its Affiliates, becomes public knowledge (except as a result of an act of a Member in violation of this Agreement) or is generally known to the business community; (ii) the disclosure of information to the extent necessary for the Members to prepare and file Tax returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such Tax returns; and (iii) any disclosure required by law or that Parent desires to make in its public securities filings and for press releases. Notwithstanding anything to the contrary herein, Members (and each employee, representative or other agent of each Member) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of (x) Parent and (y) any of its transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to the Members relating to such Tax treatment and fax structure.

If a Member or assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, Parent shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury Parent or any of its Subsidiaries and the accounts and funds managed by Parent and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

7.13 Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, PDC reasonably believes that either PDC or the PDC ESOP will become taxable or suffer material adverse Tax consequences, for United States federal income tax purposes, with respect to rights under this Agreement, an ownership interest in the Company, any ownership interest or rights as to Parent (a “Change in Tax Law”), then at the election of PDC and to the extent specified by PDC, this Agreement (i) shall cease to have further effect, (ii) shall not apply to an Exchange occurring after a date specified by PDC or the ICP 704(c) Application after a date specified by PDC, or (iii) shall otherwise be amended in a manner mutually determined by PDC and Parent, provided that such amendment shall not result in an increase in payments under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment, or otherwise has a material adverse consequence to Parent.

7.14 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Hicks Acquisition Company II, Inc.

By:
Name:
Title:

Paperweight Development Corp.

By:
Name:
Title: